                                                        EXHIBIT 3.1


                      AMENDED AND RESTATED
                    ARTICLES OF INCORPORATION
                               OF
                    COMMODORE MINERALS, INC.

     Commodore Minerals, Inc., a corporation organized under the laws of the State of Nevada on September 20, 2000, hereby amends and restates its Articles of Incorporation pursuant to the provisions of Nevada Revised Statutes Sections 78.385, 78.390 and
78.403.1.

     The Articles of Incorporation of the Corporation are hereby amended and restated as follows:

                            ARTICLE I
                              NAME

     The name of the Corporation is INTAC International, Inc.

                           ARTICLE II
                       PURPOSE AND POWERS

     The purpose for which the Corporation is organized is to engage in any lawful activity except banking and insurance operations.

                           ARTICLE III
                       AUTHORIZED CAPITAL

     The Corporation shall have the authority to issue a total of 110,000,000 shares, consisting of (A) One Hundred Million (100,000,000) shares of common stock, par value $0.001 per share (the "Common Stock") and (B) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock").

     Authority is hereby expressly vested in the Board of Directors to establish and authorize the issuance of the Preferred Stock from time to time in one or more series, and with respect to each series of the Preferred Stock, to fix and determine by resolution or resolutions, in the manner provided for by law, the number of shares to constitute the series, the designation thereof and, subject to the provisions of the Nevada General Corporation Act, as amended, the rights and preferences of the shares of any series so established, including:

     (1) the rate of dividend payable with respect to shares of such series and the dates, terms and other conditions on which such dividends shall be payable;

     (2) the nature of the dividend payable with respect to shares of such series as cumulative, noncumulative or partially cumulative;

     (3) the price at and the terms and conditions on which shares may be redeemed;

     (4) the amount payable upon shares in the event of involuntary liquidation;

     (5) the amount payable upon shares in the event of voluntary liquidation;

     (6) sinking fund provisions for the redemption or purchase of shares;

     (7) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;

     (8)  voting rights;

     (9) repurchase obligations of the Corporation with respect to the shares of each series; and

     (10) any other right, preference, or limitation with respect to shares of such series.

     Each series of the Preferred Stock may vary from any other series of Preferred Stock in any or all of the foregoing respects. The Board of Directors may decrease the number of shares designated for any existing series of the Preferred Stock; provided, however, that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued.

     Each share of the Preferred Stock within an individual series shall be identical in all respects with the other shares of such series, except as to the date, if any, from which dividends thereon shall accumulate and other details which because of the passage of time are required to be made in order for the substantive rights of the holders of the shares of such series to be identical.


                           ARTICLE IV
                         INDEMNIFICATION

     The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit, or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

                            ARTICLE V
          LIMITATION OF OFFICER AND DIRECTOR LIABILITY

     No officer or director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as an officer or director;

provided, however, that this Article V shall not eliminate or limit the liability of an officer or director to the extent provided by applicable law for: (A) acts or omissions that involve intentional misconduct, fraud, or a knowing violation of law; or (B) authorizing the unlawful payment of any dividend or other distribution in violation of Section 78.300 of the Nevada Revised Statutes. The limitation of liability provided herein shall continue after an officer or director has ceased to occupy such position as to acts or omissions occurring during such officer's or director's term or terms of office, and no amendment or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any officer or director of the Corporation for or with respect to any acts or omissions of such officer or director occurring prior to such amendment or repeal.

     The foregoing amendment and restatement of the Articles of Incorporation was duly adopted by stockholders representing a majority of the outstanding shares of the Corporation entitled to vote thereon pursuant to shareholder action taken in lieu of a shareholder meeting, as authorized under Nevada Revised Statutes
Section 78.320. 2

     IN WITNESS WHEREOF, I have hereunto set my hand this___ day of _________, 2001.

                              COMMODORE MINERALS, INC.

                              By:
                                 ---------------------------
                                   Wei Zhou, President and
                                   Chief Executive Officer